ADVANCED SERIES TRUST

AST Bond Portfolio 2015
AST Bond Portfolio 2016
AST Bond Portfolio 2017
AST Bond Portfolio 2018
AST Bond Portfolio 2019
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Investment Grade Bond Portfolio

Notice of Rule 12b-1 Fee Waiver

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of February 25, 2013, by PRUDENTIAL ANNUITIES DISTRIBUTORS, INC. (PAD), the principal underwriter of the shares of each Portfolio of the Advanced Series Trust, an open-end management investment company (the Trust).

WHEREAS, PAD desires to waive a portion of its distribution and shareholder services fees (Rule 12b-1 fees) payable by each of the above-referenced Portfolios (collectively referred to herein as the Bond Portfolios) of the Trust ; and

WHEREAS, PAD understands and intends that the Trust will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Bond Portfolios’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

WHEREAS, shareholders of the Bond Portfolios will benefit from the ongoing contractual waiver by incurring lower operating expenses than they would absent such waiver.

NOW, THEREFORE, PAD hereby provides notice that it has agreed to limit the distribution and service fees (Rule 12b-1 fees) incurred by each of the Bond Portfolios of the Trust pursuant to the waiver schedule set forth below:

Average Daily Net Assets of Portfolio	Distribution and Service Fee (12b-1 Fee) Rate Including Waiver
Up to and including $300 million	0.10% (no waiver)
Over $300 million up to and including $500 million	0.08%
Over $500 million up to and including $750 million	0.07%
Over $750 million	0.06%

This contractual waiver schedule, as set forth above, shall not have an expiration or termination date, and may not be modified or discontinued.

IN WITNESS WHEREOF, PAD has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL ANNUITIES
DISTRIBUTORS, INC.

By: /s/ George Gannon

Name: George Gannon

Title: President of PAD